Exhibit 99.1

News Release
CONTACT: Mr. Frank Cesario, PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL REPORTS QUARTERLY RESULTS AND ADDITIONAL FINANCING

Mt. Prospect, IL (October 24, 2003) — ISCO International, Inc. (AMEX: ISO), a leading global supplier of interference-control solutions for the wireless telecommunications industry, today reported financial results for the third quarter of 2003. Additionally, the Company reported an expansion of its credit line facility.

ISCO reported consolidated net revenues of $378,000 and $1,949,000 for the three-month and nine-month periods ending September 30, 2003, respectively, versus $430,000 and $2,127,000 during the comparable periods of 2002. The consolidated net loss was $1,573,000 and $6,837,000 for the three-month and nine-month periods ending September 30, 2003, respectively, versus $2,806,000 and $10,789,000 during the same periods of 2002. The improvement in net loss was due primarily to the continuation of the Company’s outsourced manufacturing strategy, as well as a number of other cost-control initiatives.

“We recorded our fourth consecutive quarter of positive gross margin and continued to improve our bottom line result,” said Dr. Amr Abdelmonem, CEO. “As we indicated during July 2003, many expected orders did not materialize during the middle of the year as a number of customers delayed capital spending until the second half of the year. These delays, as we indicated three months ago, provided ISCO a more positive outlook for the fourth quarter this year and beyond. Customers, many of which had to endure significant capital constraints during 2003, have an immediate and intensifying need for our solutions. Indeed, a number of them have already included our solutions in their capital budgets for 2004. As we have previously announced, ISCO has increased its portfolio of solutions by launching both a more powerful ANF™ product (the ANF Flex) and an entirely new product, the RF 2™.

“ISCO still faces a number of challenges, but I am pleased to report that progress has been made in the vital area of financial strength”, said Dr. Abdelmonem. “The Company recently agreed with its lenders upon a program to supplement its existing credit line facility with an additional $2 million, $1 million of which was drawn immediately and $1 million to be drawn if the Company requests but at the discretion of the lenders. Borrowings and interest on this supplement are due one year from now. The parties have agreed to a 14% rate of interest and no warrants with respect to this supplemental amount. The existing credit line facility is unchanged and is due on March 31, 2004. Securing adequate capital resources is critical to the execution of ISCO’s business plan. “

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company’s ability to obtain current financing to sustain operations, market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, as amended. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

(Table Follows)

	Three Months Ending

	September 30,	September 30,
	2003	2002

	UNAUDITED

Net sales	$378,000	$430,000
Costs and expenses:
Cost of sales	298,000	541,000
Research and development	232,000	659,000
Selling and marketing	214,000	388,000
General and administrative	905,000	1,654,000

Total costs and expenses	1,649,000	3,242,000

Operating loss	$(1,271,000)	$(2,812,000)

Other income (expense):
Interest income	1,000	6,000
Interest expense, incl. Warrants	(303,000)	—
Other income, net	—	—

Total other income (expense)	$(302,000)	$6,000

Net loss	$(1,573,000)	$(2,806,000)

Basic and diluted loss per common share	$(0.01)	$(0.02)

Weighted average number of common shares outstanding	147,986,000	147,945,000

	Nine Months Ending

	September 30,	September 30,
	2003	2002

	UNAUDITED

Net sales	$1,949,000	$2,127,000
Costs and expenses:
Cost of sales	1,260,000	2,668,000
Research and development	756,000	2,358,000
Selling and marketing	714,000	1,723,000
General and administrative	5,204,000	6,059,000

Total costs and expenses	7,934,000	12,808,000
Operating loss	$(5,985,000)	$(10,681,000)
Other income (expense):
Interest income	4,000	60,000
Interest expense, incl. Warrants	(856,000)	(168,000)

Total other income (expense)	$(852,000)	$(108,000)
Net loss	$(6,837,000)	$(10,789,000)
Basic and diluted loss per common share	$(0.05)	$(0.08)
Weighted average number of common shares outstanding	147,973,000	141,765,000

Selected Balance Sheet Information:	(unaudited)	(audited)
	September 30,	December 31,
	2003	2002

Cash and equivalents	$308,000	$216,000
Working Capital excl. Debt	$(1,554,000)	$1,334,000
Total Assets	$17,158,000	$19,183,000
Debt, Long-term and Short-term	$4,000,000	$2,000,000
Stockholders’ Equity	$9,916,000	$15,380,000